AMENDMENT TO

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This AMENDMENT (“Amendment”) is made and entered into, as of the latest date on the signature page hereto (the “Effective Date”), by and between EACH INVESTMENT COMPANY LISTED ON EXHIBIT A HERETO (each a “Fund”, collectively the “Funds”) and THE BANK OF NEW YORK MELLON (“BNY”). BNY and the Funds are collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS, the Funds and BNY have entered into a Fund Administration and Accounting Agreement dated as of December 15, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Funds and BNY desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1.   Exhibit A of the Agreement is hereby amended to reflect the addition of the following fund(s):

●	Guggenheim Investment Grade CLO ETF (GCLO)

●	Guggenheim Securitized Income ETF (GISC)

●	Guggenheim Ultra Short Income ETF (GCSH)

●	Guggenheim Enhanced Equity Income ETF (GEEQ)

2.   Exhibit A to the Agreement is hereby amended and restated in its entirety and replaced with the Exhibit A attached hereto, which has been revised to incorporate the above referenced changes.

3.   Schedule I to the Agreement (“Schedule of Services”) is hereby amended and restated in its entirety and replaced with the Schedule I attached hereto.

4.   As hereby amended and supplemented, the Agreement shall remain in full force and effect in accordance with its terms. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control. From and after the Effective Date, any reference to the Agreement shall be a reference to the Agreement as amended hereby. Capitalized terms not specifically defined herein will have the same meaning ascribed to them under the Agreement.

5.   This Amendment constitutes the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the Parties, whether oral or written, with respect to such matters.

6.   This Amendment may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts.

Executed counterparts may be delivered by facsimile or email. “Electronic Signature” means an image, representation or symbol inserted into an electronic copy of the Amendment by electronic, digital or other technological methods.

7.   The governing law provision of the Agreement shall be the governing law provision of this Amendment.

8.   Each of the Parties represents and warrants to the other that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind such Party or Parties to this Amendment, including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

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[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

THE BANK OF NEW YORK MELLON	EACH FUND IDENTIFIED ON EXHIBIT A HERETO

By: /s/ Robert M. Stein Jr.	By: /s/ Brian E. Binder

Name: Robert M. Stein Jr.	Name: Brian E. Binder

Title: Vice President	Title: President and CEO

Date: May 27, 2026	Date: May 27, 2026

EXHIBIT A

Dated: May 20, 2026

Fund Name	Tax Identification
Guggenheim Strategic Opportunities Fund	[ ]
Guggenheim Taxable Municipal Bond and Investment Grade Debt Trust	[ ]
Guggenheim Active Allocation Fund	[ ]
Guggenheim Funds Trust Guggenheim Macro Opportunities Fund	[ ]
Guggenheim Funds Trust Guggenheim Floating Rate Strategies Fund	[ ]
Guggenheim Funds Trust Guggenheim Total Return Bond Fund	[ ]
Guggenheim Funds Trust Guggenheim Municipal Income Fund	[ ]
Guggenheim Funds Trust Guggenheim Limited Duration Fund	[ ]
Guggenheim Funds Trust - Guggenheim Ultra Short Duration	[ ]
Guggenheim Active Investment Series (GAINS) - Core Plus Fund	[ ]
Guggenheim Active Investment Series (GAINS) - Limited Duration Fund	[ ]
Guggenheim Strategy Funds Trust Guggenheim Strategy Fund II	[ ]
Guggenheim Strategy Funds Trust Guggenheim Strategy Fund III	[ ]
Guggenheim Strategy Funds Trust Guggenheim Variable Insurance Strategy Fund III	[ ]
Guggenheim Funds Trust Guggenheim Core Bond Fund	[ ]
Guggenheim Funds Trust Guggenheim High Yield Fund	[ ]
Guggenheim Variable Funds Trust - Series E (Total Return Bond Series)	[ ]
Guggenheim Variable Funds Trust - Series P (High Yield Series)	[ ]
Guggenheim Variable Funds Trust - Series F (Floating Rate Strategies Series)	[ ]
Guggenheim Macro Opportunities Fund CFC*	[ ]
Guggenheim Investment Grade CLO ETF (GCLO)	[ ]
Guggenheim Securitized Income ETF (GISC)	[ ]

Guggenheim Ultra Short Income ETF (GCSH)	[ ]
Guggenheim Enhanced Equity Income ETF (GEEQ)	[ ]

* Indicates Fund will not receive full 1940 Act fund services.

SCHEDULE I

Schedule of Services

Dated May 20, 2026

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Fund officers, Fund counsel and accountants of each Fund, as may be applicable. The services included on this Schedule of Services may be provided by BNY or a BNY Affiliate, collectively referred to herein as “BNY”.

VALUATION SUPPORT AND COMPUTATION ACCOUNTING SERVICES

BNY shall provide the following valuation support and computation accounting services for each Fund:

◾	Journalize investment, capital share and income and expense activities;

◾	Maintain individual ledgers for investment securities;

◾	Maintain security set-ups for country code, investment type classifications, maintain income and amortization elections, accrue dividends, process corporate actions, and paydowns, as applicable;

◾	Maintain historical tax lots for each security;

◾	Reconcile cash and investment balances of each Fund with the Fund’s custodian;

◾	Reconcile investment balances of each Fund with balances in Guggenheim’s investment management system;

◾	Calculate various contractual expenses;

◾	Calculate capital gains and losses;

◾	Calculate daily distribution rate per share;

◾	Determine net income;

◾

Obtain security market quotes and currency exchange rates from pricing services approved by a Fund’s investment adviser, or if such quotes are unavailable, then obtain such prices from the Fund’s investment adviser, and in either case, calculate the market value of each Fund’s investments in accordance with the Fund’s and its valuation designee’s current valuation policies or guidelines; provided, however, that BNY shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments, including securities lending related cash collateral investments, itself (including daily fair valuation of certain foreign futures contracts and fair valuation of foreign future contracts on foreign holidays, which requires client instruction regarding methodology for benchmarking, timing, and applicability) or to confirm or validate any information or valuation provided by the investment adviser or any other pricing source, nor shall BNY have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

◾

Calculate Net Asset Value in the manner specified in the Fund’s Offering Materials and the Fund’s and its valuation designee’s current valuation policy (which, for the service described herein, shall include the Fund’s Net Asset Value error policy);

◾	Transmit or make available a copy of the daily portfolio valuation to a Fund’s investment adviser;

◾	Calculate yields, SEC yields and portfolio average dollar-weighted maturity as applicable; and

◾	Calculate portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports.

FINANCIAL REPORTING

BNY shall provide the following financial reporting services for each Fund:

◾	Financial Statement Preparation & Review

◾	Prepare the Fund’s respective class level annual and semi-annual shareholder reports with respect to a Fund registered on Form N-1A1 for shareholder delivery, inclusion in Form N-CSR and webhosting;

◾	Prepare the Fund’s annual and semi-annual shareholder reports with respect to a Fund not registered on Form N-1A [1] for shareholder delivery and inclusion in Form N-CSR;

◾

Coordinate with typesetters/printers and auditors for annual and semi-annual reports drafts and incorporation of Guggenheim and Audit comments thereto; respond to audit requests for support and transaction details;

◾	Prepare quarterly CFTC filing for commodity pools. For annual NFA filing, provide report with data attributes required for Guggenheim to complete annual NFA filing;

◾	Prepare the Fund’s quarterly schedule of portfolio holdings[2] for inclusion in Form N-PORT;

◾	Prepare, circulate and maintain the Fund’s financial reporting production calendar;

◾	Prepare and file (or coordinate the filing of) the Fund’s Form 24f-2; and

◾	Prepare and coordinate the filing of the Fund’s monthly website files and Form N-MFP, as applicable to money market funds.

◾	Modernization Reporting Services

◾

BNY shall provide the Modernization Reporting Services set forth in this section to the Funds following a full service operating model. This operating model requires BNY to include the actual filing of the reports as part of the services noted in this section. Modernization Reporting Services are “Vendor Eligible Services” as contemplated in Section 14(b)(iv) of the Agreement.

◾

FORM N-PORT. BNY, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the creation of Form N-PORT; (ii) prepare, on a monthly basis, Form N-PORT; and (iii) file Form N-PORT with the SEC.

 ◾  The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY and the Fund in advance of the preparation of the initial Form N-PORT to be filed under the Agreement.

 ◾  Unless mutually agreed in writing between BNY and the Fund, BNY will use the same layout and format for every applicable successive reporting period for Form N-PORT.

◾

FORM N-CEN. BNY, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required

1 Requires applicable “Typesetting Services” as described herein.

for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

 ◾  The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY and the Fund in advance of the preparation of the initial Form N-CEN to be filed under this Agreement.

 ◾  Unless mutually agreed in writing between BNY and the Fund, BNY will use the same source for obtaining the information and method for performing the required calculations for every successive Form N-CEN.

◾

BNY shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY (collectively, for this Section, “Third Parties”) of data required for the preparation of reports described herein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party.

◾

The Fund, in a timely manner, shall review and comment on, and, as the Fund deems necessary, cause its counsel and accountants to review and comment on, the preparation of each report described in this section. The Fund shall provide to BNY timely sign-off of the preparation of each such report and timely authorization and direction to file each such report. Absent such timely sign-off, authorization and direction by the Fund, BNY shall be excused from its obligations to prepare the affected report and to file the affected report. BNY is providing the services related to such reports based on the acknowledgement of the Fund that such services, together with the activities of the Fund in accordance with its internal policies, procedures and controls, shall together satisfy the requirements of the applicable rules and regulations for each such report.

◾	For such time as this section remains in effect, BNY shall be responsible for the retention of the filed reports described in this section in accordance with any applicable rule or regulation.

◾	Typesetting Services (applicable to footnote 1 and the related services stated above)

◾	Create financial compositions for the applicable financial report and related EDGAR files;

◾	Maintain country codes, industry class codes, security class codes and state codes;

◾	Create components that will specify the proper grouping and sorting for display of portfolio information;

◾	Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY will enter);

◾	Process, convert and load security and general ledger data;

◾

Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY and the Fund, BNY will use the same layout for production data for every successive reporting period);

◾	Generate financial reports using the Vendor’s capabilities which include the following:

o	identifying information at the beginning of the shareholder report;

o	class expense example;

o	Management Discussion of Fund Performance (semi-annual shareholder report at Fund option);

o	key Fund statistics including total advisory fees paid by the Fund, portfolio turnover rate, net assets and number of holdings;

o	graphical representation of holdings;

o	material Fund changes (if applicable) (semi-annual shareholder report at Fund option);

o	changes in and disagreements with accountants in summary form (if applicable);

o	statement regarding the availability of certain additional information; and

o	additional Fund information as mutually agreed in writing between BNY and the Fund.

◾

Unless mutually agreed in writing between BNY and the Fund, BNY will use the same layout and format for every successive reporting period for the typeset reports. At the request of the Fund and upon the mutual written agreement of BNY and the Fund as to the scope of any changes and additional compensation of BNY, BNY will, or will cause the Vendor to, change the format or layout of reports from time to time.

◾	Typesetting Services (applicable to footnote 1 and the related services stated above)

◾	Create financial compositions for the applicable financial report and related EDGAR files;

◾	Maintain country codes, industry class codes, security class codes and state codes;

◾	Map individual general ledger accounts into master accounts to be displayed in the applicable financial reports;

◾	Create components that will specify the proper grouping and sorting for display of portfolio information;

◾	Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY will enter);

◾	Process, convert and load security and general ledger data;

◾

Include data in financial reports provided from external parties to BNY which includes, but is not limited to: shareholder letters, “Management Discussion and Analysis” commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums;

◾

Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY and the Fund, BNY will use the same layout for production data for every successive reporting period);

◾	Generate financial reports using the Vendor’s capabilities which include the following:

o	front/back cover;

o	table of contents;

o	shareholder letter;

o	Management Discussion and Analysis commentary;

o	sector weighting graphs/tables;

o	disclosure of Fund expenses;

o	schedules of investments;

o	statement of net assets;

o	statements of assets and liabilities;

o	statements of operation;

o	statements of changes;

o	statements of cash flows;

o	financial highlights;

o	notes to financial statements;

o	report of independent registered public accounting firm;

o	tax information; and

o	additional Fund information as mutually agreed in writing between BNY and the Fund.

◾

Unless mutually agreed in writing between BNY and the Fund, BNY will use the same layout and format for every successive reporting period for the typeset reports. At the request of the Fund and upon the mutual written agreement of BNY and the Fund as to the scope of any changes and additional compensation of BNY, BNY will, or will cause the Vendor to, change the format or layout of reports from time to time.

◾	Money Market Fund Services

◾	Prepare, on a monthly basis, Form N-MFP, subject to BNY’s timely receipt of all necessary information related thereto;

◾	Report out WAM/WAL and daily and weekly liquid assets for website disclosure;

◾

Prepare, on a monthly basis, an electronic file of the portfolio holdings information required by Rule 2a-7(c)(12) promulgated under the 1940 Act for public website disclosure, subject to BNY’s timely receipt of all necessary information related thereto;

◾	File Form N-MFP with the SEC;

◾	Provide the electronic file of the portfolio holdings information to the Fund or, at the Fund’s written direction, to an identified third party.

◾

Neither BNY nor the Vendor, in connection with a particular Money Market Fund Services report, will: (i) access, post reports to or perform any service on a Fund’s website; or (ii) prepare, provide or generate any reports, forms or files not specifically agreed to by BNY in advance.

◾

The applicable Fund acknowledges that it shall be responsible for the retention of any Money Market Fund Services reports in accordance with Rule 2a-7 promulgated under the 1940 Act or any other applicable rule or regulation.

◾

Unless mutually agreed in writing between BNY and a Fund, BNY will use the same layout and format for every successive reporting period for the Money Market Fund Services reports. At the request of a Fund and upon the mutual written agreement of BNY and the Fund as to the scope of any changes and additional compensation of BNY, BNY will, or will cause the

Vendor to, customize Money Market Fund Services reports from time to time.

TAX SERVICES

BNY shall provide the following tax services for each Fund:

◾	Tax Provision Preparation

◾	Prepare fiscal year-end tax provision analysis;

◾	Process tax adjustments on securities identified by a Fund that require such treatment;

◾	Prepare ROCSOP adjusting entries; and

◾	Prepare financial statement footnote disclosures.

◾

BNY is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

◾	Excise Tax Distributions Calculations

◾	Prepare calendar year tax distribution analysis;

◾	Process tax adjustments on securities identified by a Fund that require such treatment; and

◾	Prepare annual tax-based distribution estimate for each Fund.

◾

BNY is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

◾	Other Tax Services

◾	Calculate and report wash sale deferrals with respect to transactions for the Fund based upon an agreed upon schedule with BNY;

◾	Prepare for execution and filing, the federal and state income and excise tax returns;

◾	Prepare year-end Investment Company Institute broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers;

◾	Prepare quarterly estimates of provision net investment income and capital gains/losses, for certain fixed income Funds;

◾	Provide data to the Funds’ tax services provider for monthly estimates of closed-end fund provision estimates;

◾	Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements;

◾	Provide income and two capital gain estimates in advance of year-end for portfolio management purposes;

◾	Prepare all tax related provisions and distribution requirements for all Controlled Foreign Corporations (CFCs).

◾	Uncertain Tax Positions

◾	Documentation of all material tax positions taken by a Fund with respect to specified fiscal years and identified to BNY (“Tax Positions”);

◾

Review of a Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures and (v) Subchapter M compliance work papers;

◾	Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies;

◾	Review relevant statutory authorities;

◾	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to a Fund;

◾	Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY; and

◾	Delivery of a written report to the applicable Fund detailing such items.

◾

The following are expressly excluded from the Uncertain Tax Positions services: (i) assessment of risk of any challenge by the Internal Revenue Service or other taxing authority against any Tax Position (including, without limitation, whether it is “more likely than not” such Tax Position would be sustained); (ii) calculation of any tax benefit measurement, in whole or in part, that may be required if any “more likely than not” threshold has not been met; and (iii) any tax opinion or tax advice. Additionally, none of the Uncertain Tax Positions services shall be deemed to be or constitute a tax opinion or tax advice.

(a)   The Fund shall provide such information and documentation as BNY may reasonably request in connection with the Uncertain Tax Positions services. The Fund’s independent public accountants shall cooperate with BNY and make such information available to BNY as BNY may reasonably request.

(b)   Notwithstanding anything to the contrary in this Agreement and without limiting any rights, protections or limitations of liability otherwise provided to BNY pursuant to this Agreement, (i) BNY is authorized and permitted to release such information as is necessary or desirable to be released in connection with the provision of any of the Uncertain Tax Positions services, (ii) management of the Fund is responsible for complying with all uncertain tax positions reporting obligations relating to the Fund and BNY shall have no liability to the Fund or any other entity or governmental authority with respect to any tax positions taken by the Fund, (iii) BNY shall have no liability either for any error or omission of any other service provider (including any accounting firm or tax adviser) to the Fund or for any failure to discover any such error or omission, (iv) the Fund shall be responsible for all filings, tax returns and reports on all Tax Positions and for the payment of all taxes and similar items (including without limitation penalties and interest related thereto) and (v) in the event of any error or omission in the performance of a Uncertain Tax Positions service the Fund’s sole and exclusive remedy and BNY’s sole liability shall be limited to re-performance of the applicable Uncertain Tax Positions service and the preparation and delivery to the Fund of a corrected report (if necessary), such re-performance, preparation and delivery to be provided at no additional service charge to the Fund.

◾	IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, BNY informs the Fund that any U.S. tax advice contained in any communication from BNY to the Fund (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.

FUND ADMINISTRATION SERVICES

BNY shall provide the following fund administration services for each Fund:

◾

In accordance with Instructions received from a Fund, and subject to portfolio limitations as provided by such Fund to BNY in writing from time to time, monitor such Fund’s compliance, on a post-trade basis, with such portfolio limitations (requirements under the 1940 Act and rules thereunder and the IRC, as well as rules identified in the Fund’s prospectus and SAI or provided to BNY on an ad-hoc basis), provided that BNY maintains in the normal course of its business all data necessary to measure the Fund’s compliance or receives necessary data from the Fund or other sources utilized by BNY in the normal course of its business. Such post-trade compliance testing shall be conducted on a daily basis using automated means; if BNY detects a possible non-compliance with portfolio limitations applicable to a Fund, it shall promptly notify the Fund thereof;

◾	Monitor the Fund’s status as a regulated investment company under Subchapter M of the IRC and Subchapter L of the IRC (if required);

◾	Establish appropriate expense accruals and compute expense ratios, maintain expense files (including with respect to overdraft charges reporting) and coordinate the payment of Fund approved invoices;

◾	Monitor expense accruals vs payments for operating expenses, and adjust accruals based upon client approval, particularly around semi-annual and year-end periods;

◾	Monitor expense ratios for expense limitations, waivers, and accrued eligible class-level recoupments;

◾	Calculate Fund approved income and per share amounts required for periodic (monthly, quarterly or annual) distributions to be made by the applicable Fund;

◾	Facilitate the preparation and delivery of statistical reports for outside tracking agencies;

◾	Calculate total return information for the Funds to populate their website with total returns and other financial information;

◾	Calculate loan and preferred share limits and NRSRO ratings pursuant to the testing template provided by the Fund to BNY for closed-end funds (if applicable);

◾	Coordinate a Fund’s annual audit;

◾	Supply various normal and customary portfolio and Fund statistical data as requested on an ongoing basis, which may include foreign withholding reclaim reporting;

◾	Provide monthly reports to support Valuation Committee reporting needs;

◾

If the chief executive officer or chief financial officer of a Fund is required to provide a certification as part of the Fund’s Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, provide a sub-certification in support of certain matters set forth in the aforementioned certification. Such sub-certification is to be in such form and relating to such matters as agreed to by BNY in advance. BNY shall be required to provide the sub-certification only during the term of this Agreement with respect to the applicable Fund and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation;

◾	Prepare such distribution calculations and related financial information as may be required to support any required Section 19(a) notices or income or capital gain distribution press releases;

◾	Daily asset coverage testing and exception reporting for indebtedness leverage within the Fund as required and defined by the 1940 Act;

◾

Prepare and furnish yield and total return performance information for the Fund, including any information on an after-tax basis if applicable, based on market value in addition to Net Asset Value, for closed-end funds (if required); and

◾

Provide such financial information and reports, provided the same are maintained by BNY in the normal course of business, as may be required by any stock exchange on which the Funds’ shares are listed for closed-end funds and/or ETFs (if required).

REGULATORY ADMINISTRATION SERVICES

BNY shall provide the following regulatory administration services for each Fund:

◾	Maintain a regulatory calendar for each Fund listing various SEC filing and Board approval deadlines;

◾

Assemble and distribute board materials, including 15(c) materials and materials for CFC board meetings, for quarterly meetings of the Board, including the drafting of agendas and resolutions for such quarterly meetings of the Board (with final selection of agenda items made by Fund counsel);

◾	Attend (in-person or telephonically) quarterly Board meetings and draft minutes thereof;

◾

Prepare and coordinate the filing of annual post-effective amendments to a Fund’s registration statement (not including the initial registration statement or related to the addition of one or more classes of shares or series or the combining of multiple prospectuses into one prospectus or the splitting of one prospectus into multiple prospectuses);

◾	Prepare and coordinate the filing of Forms N-CSR and N-PX, as applicable (with the Fund supplying the voting records in the format required by BNY);

◾	Assist the Fund in the handling of SEC examinations by providing requested documents in the possession of BNY that are on the SEC examination request list; and

◾	Assist with and/or coordinate such other filings, notices and regulatory matters on such terms and conditions as BNY and the applicable Fund may mutually agree upon in writing from time to time.

◾	eBoard Book Services:

◾

Permit persons or entities entering a valid password to have electronic access, via an Internet-based secure website, to current quarterly Board meeting materials and such other Board meeting materials as may be agreed between BNY and a Fund.

◾	38a-1 Compliance Support Services

◾

Provide compliance policies and procedures related to certain services provided by BNY and, if mutually agreed, certain of the BNY Affiliates; summary procedures thereof; and periodic certification letters.